Exhibit 99.1

April 21, 2005	Contact:	Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS SALES AND EARNINGS FOR THE THIRD QUARTER

  FOR RELEASE THURSDAY, APRIL 21, 2005, P.M., 1:05 PST

Sunnyvale, California – Dionex Corporation (NASDAQ:DNEX) today announced sales and earnings for its third quarter and first nine months of fiscal 2005.

For the third quarter ended March 31, 2005, sales were $70.8 million, up slightly compared with the $70.7 million reported for the same period last year. Favorable currency fluctuations added two percentage points to sales growth this quarter. Diluted earnings per share were $0.56 for the third quarter, unchanged compared with the $0.56 reported for the third quarter of last year. Cash flow from operations was $10 million in the third quarter.

For the first nine months of fiscal 2005, sales were $208.2 million, an increase of 10%, compared with the $189.6 million reported for the first nine months of fiscal 2004. Currency fluctuations added four percentage points to our sales growth for the first nine months of fiscal 2005. Diluted earnings per share were $1.59, an increase of 14%, compared with the $1.40 reported for the first nine months of fiscal 2004. Cash flow from operations for the first nine months was $38 million.

During the third quarter, the Company repurchased 246,300 shares of its common stock. In the first nine months of fiscal 2005, a total of 767,500 shares were repurchased compared to the 652,700 shares repurchased in the same period of fiscal 2004.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “Despite reporting record sales for a third quarter, the quarterly results did not meet our expectations. However, excluding an incremental $5 million of nonrecurring sales in the third quarter of fiscal 2004 related to the new drinking water analysis regulations enacted in Japan last year, sales grew by 8% in the third quarter and 13% in the first nine months.

“Coming into the third quarter we felt that we had good momentum to continue the strong results we have reported for the last 11 quarters. However, we experienced unexpected weakness in some of our major market segments and geographic regions.

“Sales in our Life Sciences market were flat and in our Environmental market sales were down this quarter. Sales in our Chemical/Petrochemical and Food/Beverage markets were up. The weakness in our Life Sciences business was mainly due to slower project spending at some of our larger pharmaceutical customers. In Environmental, we experienced reduced spending by governmental laboratories.

“Sales in North America were flat in the quarter; demand from some of our major pharmaceutical customers was particularly weak. Sales in Europe grew in the mid-single digits this quarter and were up slightly in local currencies; we experienced weaker demand in our Life Sciences and Environmental markets. Sales in Asia/Pacific declined in the quarter, as expected; however, sales grew in the double-digits in this region, excluding the incremental $5 million of nonrecurring sales referred to above. We experienced continued strong growth in China, Korea, Australia and India.

“We believe that we are in a good position to finish the year with a solid annual performance, despite a very challenging third quarter. Looking at the fourth quarter we are cautiously optimistic, as we have the right products at hand to meet our customers’ needs. The new high-end ICS-3000 RFIC ion chromatography and the new UltiMate 3000 nano/micro flow HPLC systems launched at the 2005 Pittsburgh Conference in late February have been well received by our customers and further enhance our capabilities. In fact, we won two distinctive innovation awards for the ICS-3000 at the Conference.

“We estimate that our sales will be in the range of $69.5-$72.5 million and our diluted earnings per share in the range of $0.49-$0.55 for the fourth quarter. This forecast would result in sales of approximately $278-$281 million, diluted earnings per share of $2.09-$2.14 and sales growth of 7%-9% for the entire fiscal year. The forecast is based on the following assumptions: (a) the demand from our pharmaceutical and environmental customers will improve in the fourth quarter from the levels observed in the third quarter, but not recover to the levels seen in previous quarters; (b) foreign currency rates will not have a significant impact in the fourth quarter, (c) sales in the fourth quarter will not reflect any benefit from the drinking water analysis regulations enacted in Japan in fiscal 2004, which added $3 million in nonrecurring sales in the fourth quarter last year, and (d) further incremental operating expenses will be incurred due to the Sarbanes-Oxley 404 certification process.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The Company will discuss third quarter results in a conference call on Thursday, April 21, 2005 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please turn into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, April 22, 2005 until 5:00 p.m. PT, Thursday, June 30, 2005.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, demand in the analytical instrumentation market, economic conditions in the areas in which the company sells its products, ability to manufacture products in an efficient and timely basis and at a reasonable cost and in sufficient volume, competition from other products, ability to attract and retain qualified personnel and existing product obsolescence. These factors and other risks and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$70,801	$70,746	$208,161	$189,561
Cost of sales	22,941	24,629	69,190	64,474

Gross profit	47,860	46,117	138,971	125,087

Operating expenses:
Selling, general and administrative	26,060	23,367	73,895	65,429
Research and product development	4,801	4,606	15,127	14,204

Total operating expenses	30,861	27,973	89,022	79,633

Operating income	16,999	18,144	49,949	45,454

Interest income, net	347	148	755	360
Other income	67	60	380	(268)

Income before taxes on income	17,413	18,352	51,084	45,546
Taxes on income	5,453	5,965	16,732	14,803

Net income	$11,960	$12,387	$34,352	$30,743

Basic earnings per share	$0.58	$0.58	$1.66	$1.46

Diluted earnings per share	$0.56	$0.56	$1.59	$1.40

Shares used in computing per share amounts:
Basic	20,763	21,180	20,755	21,099

Diluted	21,543	22,177	21,561	21,983

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2005 AND JUNE 30, 2004
(In thousands)
(Unaudited)

	March 31,	June 30,
	2005	2004
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$67,381	$58,786
Accounts receivable, net	56,883	53,128
Inventories	27,220	24,838
Other current assets	14,715	14,168

Total current assets	166,199	150,920

Property, plant and equipment, net	49,311	46,656
Goodwill and other intangible assets	28,459	29,032
Other assets	8,194	8,857

	$252,163	$235,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$140	$1,468
Accounts payable	8,417	8,113
Accrued liabilities	30,897	31,822
Income taxes payable	95	2,214
Accrued product warranty	3,820	3,584

Total current liabilities	43,369	47,201

Deferred income taxes and other	4,484	4,810
Stockholders’ equity	204,310	183,454

	$252,163	$235,465

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